Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

FOURTH QUARTER EPS INCREASED 60% ON 29% REVENUE GROWTH

Operating margin expanded 110 basis points to 4.9% in fourth quarter

•	2010 FOURTH QUARTER REVENUE OF $87.3 MILLION AND EPS OF $0.16, THE HIGHEST IN OVER A DECADE

•	2010 FULL YEAR REVENUE INCREASED 20% TO $331 MILLION AND EPS GREW 37% TO $0.52

•	TOTAL HEALTHCARE REVENUE INCREASED 37% IN QUARTER AND 20% IN YEAR AND WAS 27% OF TOTAL REVENUE IN QUARTER AND FULL YEAR

•	86% GROWTH IN ELECTRONIC MEDICAL RECORDS (EMR) REVENUE IN 2010 TO ALMOST HALF OF HEALTHCARE REVENUE AND 13% OF TOTAL REVENUE

•	HEADCOUNT INCREASED 17% TO 3,400 IN 2010

•	NEW ONE MILLION SHARE REPURCHASE AUTHORIZATION APPROVED BY BOARD

BUFFALO, N.Y. — February 22, 2011 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, announced its financial results for the 2010 fourth quarter and full year which ended on December 31, 2010. CTG’s significant increase in revenue, margins, and earnings in the 2010 fourth quarter and full year primarily reflect growth in the Company’s healthcare IT and managed services staffing businesses.

Strong Margin and Earnings Growth Highlight Fourth Quarter Results

Revenue, operating income, net income, and diluted net income per share for the 2010 fourth quarter as compared with the 2009 fourth quarter were as follows:

	Dec. 31, 2010	Dec. 31, 2009	$ Change	% Change

Revenue	$87,313	$67,653	$19,660	29.1%
Operating income	$4,235	$2,570	$1,665	64.8%
Net income	$2,654	$1,630	$1,024	62.8%
Diluted net income per share	$0.16	$0.10	$0.06	60.0%

The Company’s operating margin in the 2010 fourth quarter was 4.9%, a 110 basis point increase from 3.8% in the 2009 fourth quarter. A research and development tax credit added one cent to 2010 fourth quarter net income per diluted share.

“CTG’s fourth quarter performance was very strong topping off an excellent year marked by a robust return to double digit revenue and earnings growth,” CTG Chairman and Chief Executive Officer James R. Boldt said. “Even with the lowest number of billing days of any quarter in 2010, fourth quarter revenue and earnings were the highest of the year coming in at the top end of our guidance. High demand for technical resources from our U.S. clients and our growing healthcare IT business were the primary contributors to our strong results in the quarter and throughout 2010.”

Mr. Boldt added, “The profitability of CTG’s business expanded significantly in 2010 with our operating margin in the fourth quarter 110 basis points higher than last year. The growth in healthcare solutions work, particularly EMR projects, combined with the operating leverage from revenue growth, are driving this higher level of profitability that we expect to carry over into 2011. We are currently working on 13 significant EMR engagements, and were notified in the first quarter of 2011 that we had won four additional projects.”

2010 Fourth Quarter Review

Solutions revenue in the 2010 fourth quarter increased 41%, or $9.1 million, to $31.2 million, or 36% of total revenue, compared with 33% of total revenue in the 2009 fourth quarter. Staffing revenue increased 23%, or $10.6 million, to $56.1 million, or 64% of total revenue, compared with 67% in the 2009 fourth quarter. European revenue was $15.9 million, or 18% of total revenue, in the 2010 fourth quarter, compared with $15.2 million, or 23% of total revenue, in the 2009 fourth quarter. Revenue from our European operations was negatively affected by $1.3 million in the 2010 fourth quarter due to an adverse change in foreign currency exchange rates as compared with the 2009 fourth quarter. There were 62 billing days in both the 2010 and 2009 fourth quarters.

Selling, general, and administrative (SG&A) expenses were $14.9 million, or 17.1% of revenue, compared with $12.4 million, or 18.4% of revenue, in the 2009 fourth quarter. The decline in SG&A as a percent of revenue reflects operating leverage from revenue growth and continued discipline in managing costs.

The Company recorded equity-based compensation expense, net of tax, of $0.2 million in the 2010 fourth quarter compared with $0.3 million in the 2009 fourth quarter, which reduced net income per diluted share by $0.01 and $0.02 in the respective quarters.

CTG’s effective tax rate was 37% and 36%, respectively, in the 2010 and 2009 fourth quarters. The Company’s tax rate in the 2010 fourth quarter was favorably affected by the U.S. federal Research and Development Credit which increased net income by approximately one cent per diluted share.

Cash provided by operations in the 2010 fourth quarter increased to $6.6 million from cash provided by operations of $0.3 million in the 2009 fourth quarter, in part due to a significant increase in net income. At December 31, 2010, the Company had $14.8 million in cash compared with $10.4 million at the end of the 2009 fourth quarter. CTG had no debt at the end of the 2010 and 2009 fourth quarters. CTG finances its working capital needs through a $35 million revolving credit agreement which was extended in the 2010 fourth quarter through April 2014.

2010 Full Year Review

Results for the 2010 full year reflect the same trends seen in the fourth quarter.

Revenue, operating income, net income, and diluted net income per share for 2010 as compared with 2009 were as follows:

	2010	2009	$ Change	% Change

Revenue	$331,407	$275,560	$55,847	20.3%
Operating income	$13,930	$9,889	$4,041	40.9%
Net income	$8,372	$5,933	$2,439	41.1%
Diluted net income per share	$0.52	$0.38	$0.14	36.8%

The Company’s operating margin in 2010 expanded by 60 basis points to 4.2% from 3.6% in 2009. In 2010, CTG’s solutions business increased 22% to $111.4 million, or 34% of total revenue, and its staffing business grew 20% to $220.0 million, or 66% of total revenue. European revenue decreased 3.2% in 2010 to $60.7 million and represented 18% of total revenue. Strong client demand for external technical resources in 2010 accounted for an increase in headcount of 500, or 17%, to 3,400 at year-end 2010.

Selling, general, and administrative expenses were $57.3 million, or 17.3% of revenue, compared with $52.0 million, or 18.9% of revenue, in 2009. In 2010, CTG recorded $1.7 million in depreciation and $2.0 million for capital expenditures.

Stock Repurchase Program

The Company repurchased 59,000 of its shares at an average price of $10.33 per share in the 2010 fourth quarter. In 2010, the Company repurchased 381,000 shares at an average price of $7.83 per share. In January 2011, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On February 21, 2011, the Company was authorized to acquire approximately 0.2 million shares under its prior repurchase program.

Reflecting continued confidence in the Company’s future prospects, CTG’s Board of Directors approved a new 1.0 million share repurchase authorization announced today. Combined with this new authorization, approximately 1.2 million shares are currently available for repurchase by the Company.

2011 Guidance Reflects Another Year of Double-digit Revenue and Earnings Growth

CTG is issuing initial guidance for 2011 based on its current business activity and forecast, and assuming that growth in its healthcare business will accelerate as demand for EMR support increases and that its U.S. staffing business will continue to grow but at a lower rate than 2010. Reflecting these assumptions, CTG expects its 2011 first quarter revenue to range from $90 million to $93 million, a 17% increase from 2010 at the midpoint of this range. The Company projects 2011 first quarter net income per diluted share of $0.15 to $0.17, a 45% increase from 2010 at the midpoint of this range. There are 65 billing days in the 2011 first quarter, the same number as the 2010 first quarter.

CTG expects that its 2011 revenue will range from $365 million to $385 million, a 13% increase from 2010 at the midpoint of this range. The Company is currently forecasting 2011 net income per diluted share of $0.63 to $0.73, a 31% increase from 2010 at the midpoint of this range. A tax rate of 38% to 40% is projected for 2011.

Mr. Boldt commented, “Strategically and financially, CTG is on an excellent course. Our vertical market strategy with a focus on the healthcare market produced a five year compound annual growth rate of 30% in earnings per share during a challenging time for the IT services industry and a major global recession. In 2010, CTG grew at a rate well above the IT services industry reinforcing our position as a growth company in our industry. Our business mix is starting to shift to a higher level of solutions work and that is reflected in the expansion of our margins in 2010. We also ended the year with no debt and $15 million in cash. We expect 2011 to be another year of double-digit growth driven by increasing volumes of higher margin solutions work, primarily EMR-related projects in our healthcare business.”

Mr. Boldt continued, “Given our strength in this category and the deadlines for federal stimulus incentives for implementing electronic health record systems, EMRs are clearly our best opportunity to grow CTG’s business, earnings, and value over the next few years. We will also continue to sell and build our portfolio of medical informatics and data analytics solutions to enhance our mix of higher margin solutions work and long-term growth prospects. Our strategy, results, and the strength of our business continue to point CTG in the direction of strong and increasingly profitable growth.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG’s 3,400 IT professionals are based in an international network of offices in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2009 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday February 23, 2011 at 10:00 a.m. Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0009 between 9:45 a.m. and 9:50 a.m., ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time February 23, 2011 and 11:00 p.m. Eastern Time February 26, 2011 by dialing 1-800-475-6701 and entering the conference ID number 175309.

A webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009

Revenue	$87,313	$67,653	$331,407	$275,560
Direct costs	68,152	52,667	260,172	213,701
Selling, general and administrative expenses	14,926	12,416	57,305	51,970

Operating income	4,235	2,570	13,930	9,889
Other expense, net	(2)	(4)	(161)	(213)

Income before income taxes	4,233	2,566	13,769	9,676
Provision for income taxes	1,579	936	5,397	3,743

Net income	$2,654	$1,630	$8,372	$5,933

Net income per share:
Basic	$0.18	$0.11	$0.57	$0.40

Diluted	$0.16	$0.10	$0.52	$0.38

Weighted average shares outstanding:
Basic	14,674	14,732	14,697	14,808
Diluted	16,287	15,944	16,073	15,549

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Dec. 31, 2010	Dec. 31, 2009		Dec. 31, 2010	Dec. 31, 2009

Current Assets:			Current Liabilities:
Cash and cash equivalents	$14,837	$10,423	Accounts payable	$6,595	$7,741
Accounts receivable, net	57,540	45,423	Accrued compensation	29,646	20,095
Other current assets	3,102	3,382	Other current liabilities	6,193	5,619

Total Current Assets	75,479	59,228	Total Current Liabilities	42,434	33,455
Property and equipment, net	8,364	8,146	Long-term debt	—	—
Goodwill	35,678	35,678	Other liabilities	9,919	9,549
Other assets	10,752	11,670	Shareholders’ equity	77,920	71,718

Total Assets	$130,273	$114,722	Total Liabilities and Shareholders’ Equity	$130,273	$114,722

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.